Exhibit 3.2
CERTIFICATE OF DESIGNATION OF POWERS,
PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
BIODEL INC.
     The undersigned, Solomon S. Steiner, in accordance with the provisions of Sections 151 of the General Corporation Law of the State of Delaware, hereby certifies that:
     1. He is the duly elected and acting President of Biodel Inc., a Delaware corporation (the “Corporation”).
     2. The directors of the Corporation have unanimously adopted the resolutions attached hereto as Appendix I providing for the issuance of 1,050,000 shares of Series A Convertible Preferred Stock.
     IN WITNESS WHEREOF, this Corporation has caused this certificate to be signed by Solomon S. Steiner, its President, this 14th day of March, 2005.

/s/ Solomon S. Steiner
Solomon S. Steiner, President

APPENDIX I
     WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate”) of Biodel Inc. (the “Corporation”) provides for a class of stock designated as preferred stock, par value $.01 per share (the “Preferred Stock”), comprising 10,000,000 shares, issuable from time to time and in one or more series and authorizes the Board of Directors (the “Board”) of the Corporation to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designations thereof; and
     WHEREAS, the Certificate also provides for a class of stock designated as common stock, $.01 par value per share, comprising 50,000,000 shares (the “Common Stock”). The term “Common Stock” when used in this resolution with reference to the Common Stock into which a share of Preferred Stock is convertible, shall mean only Common Stock of the Corporation, $.01 par value per share, and any stock into which the Common Stock may hereafter be changed; and
     WHEREAS, it is the desire of the Board to authorize the issuance of a series of Preferred Stock and to determine the rights, preferences, privileges, restrictions and other matters relating to the series of Preferred Stock.
     NOW, THEREFORE, IT IS RESOLVED that the Corporation does hereby provide for the issuance of a series of convertible Preferred Stock of the Corporation, consisting of 1,050,000 shares which shall be designated as “Series A Convertible Preferred Stock”, and does hereby fix and determine the powers, preferences and rights relating to said Series A Convertible Preferred Stock:
SERIES A CONVERTIBLE PREFERRED STOCK
1. Designation of Shares; Rank.
(a) This series of preferred stock shall be designated and known as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be 1,050,000 shares, par value $.01 per share.
(b) Except as otherwise provided herein, so long as any Series A Preferred Stock is outstanding, with respect to redemption rights, dividends, rights on Liquidation (as hereinafter defined), winding up, corporate reorganization and dissolution, the Series A Preferred Stock shall rank senior to the Common Stock.
(c) So long as any Series A Preferred Stock is outstanding (i) the Corporation may not issue any other class or series of preferred stock with rights or preferences senior to the Series A Preferred Stock without the approval of a majority of the outstanding shares of Series A Preferred Stock, (ii) the Corporation may issue additional preferred stock with rights or preferences parri passu with the Series A Preferred Stock, provided that the aggregate amount of parri passu preferred stock issued in accordance with this provision does not exceed $45,000,000, provided further that the Corporation may issue additional shares of parri passu preferred stock if such issuance is approved by a majority of the outstanding shares of Series A Preferred Stock, and (iii) the Corporation may issue an unlimited amount of preferred stock junior to the Series A Preferred Stock.
2. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:
(a) Right to Convert. Subject to the terms and conditions of this subsection 2(a), each holder of any shares of the Series A Preferred Stock shall have the right, at his, her or its option, at any time and from time to time and without the payment of additional consideration by the holder hereof, to convert each share of Series A Preferred Stock held by such holder into such number of shares of Common Stock as is determined by dividing $5.00 by the Conversion Price (as defined below). Such right of conversion shall be exercised by the holder hereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate in writing to the holders of Series A Preferred Stock) in which the certificate or certificates for shares of Common Stock shall be issued. If required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the holder of such Series A Preferred Shares or his, her or its duly authorized representative.
(b) Automatic Conversion. Each share of Series A Preferred Stock shall convert into such number of shares of Common Stock as is determined by dividing $5.00 by the Conversion Price immediately subsequent to the date of (i) a public offering of the Common Stock pursuant to Section 5 of the Securities Act of 1933, as amended (the “1933 Act”) (x) resulting in gross proceeds to the Corporation of not less than $10,000,000 and a sales price per share of the Common Stock equal to 150% of the Conversion Price then in effect, or (y) at a sales price per share of the Common Stock equal to 200% of the Conversion Price then in effect, or (ii) a merger involving the Corporation pursuant to which upon the closing of the merger any class of the Corporation’s securities is registered with the Securities and Exchange Commission under the 1933 Act or the Securities Exchange Act of 1934, as amended, the Corporation’s stockholders’ equity increases by $5,000,000 in cash, the stockholders of the Corporation immediately prior to the merger have majority voting control of the merged entity and, the weighted average sales price for the Common Stock for the thirty consecutive trading days after the merger is in excess of 200% of the Conversion Price then in effect.
(c) Issuance of Certificates; Time Conversion Effected. Promptly after the conversion of Series A Preferred Stock and surrender to it of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
(d) No Fractional Shares; Dividends, Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion pursuant to subsection 2(a) or 2(b), the Corporation shall pay, to the extent permitted by law, in cash an amount equal to all accrued but unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subsection 2(c). In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subsection 2(d), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay, to the extent permitted by law, to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional share as determined in good faith by the Board.
(e) Conversion Price. The initial Conversion Price is $1.00.
(f) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as set forth in this subsection 2(f). The Corporation shall give the holders of the Series A Preferred Stock notice of any event described below which requires an adjustment in accordance with subsection 2(g).
(i) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale. In case the Corporation shall do any of the following (each, a “Triggering Event”): (a) consolidate with or merge into any other person and the Corporation shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person but, in connection with such consolidation or merger, either the Common Stock or the Series A Preferred Stock shall be changed into or exchanged for securities of any other person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other person, or (d) effect a capital reorganization or reclassification of its Common Stock or Series A Preferred Stock, then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Certificate of Designation, the holders of the Series A Preferred Stock shall be entitled (x) upon the conversion of Series A Preferred Stock at any time after the consummation of such Triggering Event to receive at the Conversion Price in effect at the time immediately prior to the consummation of such Triggering Event in lieu of the Common Stock issuable upon the conversion of the Series A Preferred Stock prior to such Triggering Event, the securities, cash and property to which such holder would have been entitled upon the consummation of such Triggering Event if such holder had converted the Series A Preferred Stock immediately prior thereto, subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this subsection or (y) to sell the Series A Preferred Stock held by such holder (or, at such holder’s election, a portion thereof) concurrently with the Triggering Event to the person continuing after or surviving such Triggering Event, or to the Corporation (if the Corporation is the continuing or surviving person) at a sales price equal to the amount of cash, property and/or securities to which a holder of the number of shares of Common Stock which would otherwise have been delivered upon the conversion of the Series A Preferred Stock would have been entitled upon the effective date or closing of any such Triggering Event (the “Event Consideration”).
a. If with respect to any Triggering Event, a holder of Series A Preferred Stock has exercised such holder’s right as provided in subsection 2(f)(i) to sell the Series A Preferred Stock or a portion thereof, the Corporation agrees that as a condition to the consummation of any such Triggering Event the Corporation shall secure the right of such holder to sell the Series A Preferred Stock to the person continuing after or surviving such Triggering Event and the Corporation shall not effect any such Triggering Event unless upon or prior to the consummation thereof the amounts of cash, property and/or securities required are delivered to the holder of the Series A Preferred Stock. The obligation of the Corporation to secure the right of such holder to sell the Series A Preferred Stock shall be subject to such holder’s cooperation with the Corporation, including, without limitation, the giving of customary representations and warranties to the purchaser in connection with any such sale.
(ii) Stock Dividends, Subdivisions and Combinations. If the Corporation shall:

a. take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Shares of-Common Stock,
b. subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or
c. combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price shall be adjusted so that a conversion of the Series A Preferred Stock immediately after such change in the number of shares of Common Stock would result in the holder of the Series A Preferred Stock owning the same percentage of the outstanding shares of Common Stock as such holder would have owned had such holder converted such holder’s Series A Preferred Stock immediately prior to such change in the Common Stock.
(iii) Certain Other Distributions. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:
a. cash (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Corporation),
b. any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, Common Stock equivalents or additional shares of Common Stock), or
c. any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property of any nature whatsoever (other than cash, Common Stock equivalents or additional shares of Common Stock), then the Conversion Price shall be adjusted to equal the Conversion Price immediately prior to such distribution minus the amount allocable to one share of Common Stock of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Corporation and supported by an opinion from an investment banking firm of recognized national or regional standing reasonably acceptable to the holders of a majority of the shares of the Series A Preferred Stock) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this subsection and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of subsection 2(f)(ii).
(iv) Issuance of Additional Shares of Common Stock.
a. As used herein, “Additional Shares of Common Stock” shall mean (a) all shares of Common Stock issued by the Corporation after the Series A Issue Date, and (b) all other shares, interests, participations or other equivalents of or interests in the equity of the Corporation, or convertible, exchangeable or exercisable, directly or indirectly, for equity of the Corporation, including but not limited to, warrants, options, convertible securities and evidences of indebtedness, issued after the Series A Issue Date (as defined herein). If at any time the Corporation shall issue or sell any Additional Shares of Common Stock to a third party other than the holders of the Series A Preferred Stock in exchange for consideration in an amount per Additional Share of Common Stock which is less than the Conversion Price at the time the Additional Shares of Common Stock are issued or sold, the adjustment required under subsection 2(f)(iv) shall he made in accordance with the formula in subsection 2(f)(iv)(b) below. The provisions of subsection 2(f)(iv) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under subsections 2(f)(i) through 2(f)(iii). No adjustment of the Conversion Price shall be made under subsection 2(f)(iv) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock equivalents, warrants, other subscription or purchase rights, conversion rights outstanding on the date on which the Series A Preferred Stock is first issued (“Series A Issue Date”), or if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock equivalents (or upon the issuance of any warrant or other rights therefor) pursuant to subsection 2(f)(v).
b. If the Corporation issues any Additional Shares of Common Stock (otherwise than as provided in the foregoing subsections 2(f)(i) through 2(f)(iii)), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be adjusted to that price determined by multiplying the Conversion Price then in effect by a fraction:
i. the numerator of which shall be equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (y) provided such Additional Shares of Common Stock are not included in (x), the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the greater of the Per Share Market Value then in effect and the Conversion Price then in effect, and
ii. the denominator of which shall be equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (y) provided such number of shares of Additional Shares of Common Stock are not included in (x), the number of such Additional Shares of Common Stock.
“Per Share Market Value” means on any particular date (a) the closing bid price per share, or the last sale price per share, as applicable, of the Common Stock on such date on the Nasdaq or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq or any other registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion date, as determined in good faith by the Corporation’s Board of Directors, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation’s Board of Directors; provided, however, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an independent appraiser shall be based upon the fair market value of the Corporation determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.
(v) Issuance of Common Stock Equivalents. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any Common Stock equivalents, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in subsection 2(f)(iv) on the basis that the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Common Stock equivalents shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of actual issuance of such Common Stock equivalents. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Common Stock equivalents.
(vi) Superseding Adjustment. If, at any time after any adjustment of the Conversion Price shall have been made pursuant to subsection 2(f)(v) as the result of any issuance of warrants, other rights or Common Stock equivalents, and (i) such warrants or other rights, or the right of conversion or exchange in such other Common Stock equivalents, shall expire, and all or a portion of such warrants or other rights, or the right of conversion or exchange with respect to all or a portion of such other Common Stock equivalents, as the case may be shall not have been exercised, or (ii) the consideration per share for which shares of Common Stock are issuable pursuant to such Common Stock equivalents, shall have been increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the occurrence of a specified date or event, then such previous adjustment to the Conversion Price shall be rescinded and annulled and the Additional Shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Upon the occurrence of an event set forth in this subsection 2(f)(vi), there shall be a recomputation made of the effect of such Common Stock equivalents on the basis of: (i) treating the number of Additional Shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or other rights or any such right of conversion, or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and (ii) treating any such Common Stock equivalents which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Common Stock or other property are issuable under such Common Stock equivalents; whereupon a new adjustment of the Conversion Price then in effect shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.
(vii) Purchase of Common Stock by the Corporation. If the Corporation at any time, shall directly or indirectly through a subsidiary or otherwise, purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the Per Share Market Value, then the Conversion Price upon each such purchase, redemption or acquisition shall be adjusted to that price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such purchase, redemption or acquisition minus the number of shares of Common Stock which the aggregate consideration for the total number of such shares of Common Stock so purchased, redeemed or acquired would purchase at the Per Share Market Value; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such purchase, redemption or acquisition. For the purposes of this subsection 2(f)(vii), the date as of which the Per Share Market Price shall be computed shall be the date used to determine the price of such purchase, redemption or acquisition of Common Stock. For the purposes of this subsection 2(f)(vii), a purchase, redemption or acquisition of a Common Stock equivalent shall be deemed to be a purchase of the underlying Common Stock, and the computation herein required shall he made on the basis of the full exercise, conversion or exchange of such Common Stock equivalent on the date as of which such computation is required hereby to be made, whether or not such Common Stock equivalent is actually exercisable, convertible or exchangeable on such date.
(viii) Other Provisions Applicable to Adjustments under this Subsection. The following provisions shall be applicable to the making of adjustments of the Conversion price.
a. Computation of Consideration. To the extent that any Additional Shares of Common Stock or any Common Stock equivalents (or any warrants or other rights therefor) shall be issued for cash consideration, the consideration received by the Corporation therefor shall be the amount of the cash received by the Corporation therefor, or, if such additional shares of Common Stock or Common Stock equivalents are offered by the Corporation for subscription, the consideration received by the Corporation shall be the subscription price, or, if such Additional Shares of Common Stock or Common Stock equivalents are sold to underwriters or dealers for public offering without a subscription offering, the consideration received by the Corporation shall be the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and without taking into account any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. In case any Additional Shares of Common Stock or any Common Stock equivalents (or any warrants or other rights therefor) shall be issued in connection with any merger in which the Corporation issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the nonsurviving corporation as such Board in good faith shall determine to be attributable to such Additional Shares of Common Stock, Common Stock equivalents or any warrants or other rights therefor, as the case may be. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable to the Corporation upon exercise of such warrants or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Common Stock equivalents shall be the consideration received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Common Stock equivalents, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Common Stock equivalents, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Common Stock equivalents. In case of the issuance at any time of any Additional Shares of Common Stock or Common Stock equivalents in payment or satisfaction of any dividends upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such additional shares of Common Stock or Common Stock equivalents a consideration equal to the amount of such dividend so paid or satisfied.
b. When Adjustments to Be Made. The adjustments required by subsection 2(f) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in subsection 2(f)(ii)) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than one percent (1%) of the shares of Common Stock for which the Series A Preferred Stock is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this subsection 2(f) and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
c. Fractional interests. In computing adjustments under this subsection 2(f), fractional interests in Common Stock shall be taken into account to the nearest one one-hundredth (1/100th) of a share.
d. When Adjustment Not Required. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled. In addition, no adjustment shall be required under subsection 2(f)(iv) hereof in the event the Corporation issues or sells additional shares in a transaction whose primary purpose is to establish a relationship with the recipient thereof for strategic reasons and not to raise capital.
(ix) Escrow of Conversion Stock. If after any property becomes distributable pursuant to this subsection 2(f) by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, and a holder converts the holder’s Series A Preferred Stock, any shares of Common Stock issuable upon exercise by reason of such adjustment shall be deemed the last shares of Common Stock for which shares of Series A Preferred Stock are exercised (notwithstanding any other provision to the contrary herein) and such shares or other property shall be held in escrow for the holder by the Corporation to be issued to the holder upon and to the extent that the event actually takes place, upon payment of the current Conversion Price. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be cancelled by the Corporation and the escrowed property returned.
(g) Notice of Adjustments. Whenever the Conversion Price shall be adjusted pursuant to subsection 2(f) (for purposes of this subsection 2(g), each an “adjustment”), the Corporation shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Corporation’s Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the holders of Series A Preferred Stock promptly after each adjustment. Any dispute between the Corporation and the holders of a majority of the shares of Series A Preferred Stock with respect to the matters set forth in such certificate may, at the request of the holders of a majority of the shares of Series A Preferred Stock, be submitted to one of the national accounting firms currently known as the “big four” selected by the Corporation and reasonably acceptable to such holders. The firm so selected as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Corporation and such holders within thirty (30) days after submission to it of such dispute. Such opinion shall be final and binding on the Corporation and all the holders of the Series A Preferred Stock and of any security convertible into, or exchangeable for, Series A Preferred Stock. The fees and expenses of such accounting firm shall be paid by the Corporation.
3. Liquidation.
(a) Upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation”), the holders of Series A Preferred Stock shall first be entitled, before any distribution or payment is made upon the Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock on Liquidation, but subject to the rights of holders of any other then outstanding shares of Series A Preferred Stock or any other series of stock ranking pari passu with respect to the Liquidation rights of the Series A Preferred Stock, to be paid an amount equal to five dollars ($5.00) for each and every share of Series A Preferred Stock held by the holders of Series A Preferred Stock, plus all accrued or declared unpaid dividends thereon (the “Series A Liquidation Payment”).
(b) If upon such Liquidation, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock and the holders of any securities ranking pari passu as to liquidation rights with the Series A Preferred Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series A Preferred Stock and such holders of securities pari passu with the Series A Preferred Stock in proportion to the full respective preferential amounts to which each are entitled.

(c) Upon a Liquidation, immediately after the holders of Series A Preferred Stock and the holders of securities ranking pari passu with the Series A Preferred Stock shall have been paid in full the Series A Liquidation Payments, then the amount of the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among the holders of any securities junior to the Series A Preferred Stock in accordance with their respective priorities.
(d) After full payment of the Series A Liquidation Payment as set forth above, such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and the holders thereof shall have no further rights as holders of Series A Preferred Stock.
4. Voting.
(a) The Series A Preferred Stock, voting as a class, shall have the right to elect one person to the Board. The Series A Preferred Stock shall not have any voting rights with respect to the election of any other person to the Board.
(b) Except as provided in subsection 4(a), as otherwise provided herein or as required by law, shares of Series A Preferred Stock shall vote with the Common Stock at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of shares of the Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by the holder on the record date fixed for such meeting, or on the effective date of such written consent as is determined by dividing $5.00 by the Conversion Price.
5. Dividends.
(a) For so long as the Series A Preferred Stock remains outstanding, a holder of record of shares of Series A Preferred Stock shall be entitled to receive, out of any funds at the time legally available therefor, a cash dividend equal to the product of eight percent (8%) and $5.00 per share of the Series A Preferred Stock owned by such holder, plus any accrued and unpaid dividends thereon, per annum. Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution on any outstanding shares of Common Stock or other class or series of stock ranking junior to the Series A Preferred Stock. Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared.
(b) The Corporation shall only pay dividends to the holders of the Series A Preferred Stock when a dividend is declared by the Board, in its sole discretion.
(c) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on Common Stock or other class or series of stock ranking junior to the Series A Preferred Stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.
6. Board of Directors.
For so long as the Series A Preferred Stock is outstanding, the Board shall consist of five persons until the earlier of (i) twelve months after the date this Certificate of Designation is filed with the Delaware Secretary of State, and (ii) the date the Corporation sells Common Stock or shares convertible into or exercisable for Common Stock at a price per share of Common Stock equal to or greater than 125% of the Conversion Price then in effect.
7. Information.
So long as the Series A Preferred Stock is outstanding, the Corporation shall provide each holder of Series A Preferred Stock, at such holder’s address as is listed in the books and records of the Corporation, with annual audited financial statements within 90 days of the end of the Corporation’s fiscal year and quarterly unaudited financial statements within 45 days of the end of each of the first three fiscal quarters of the Corporation.
     RESOLVED, that the officers of the Corporation are authorized to file with the Secretary of State of Delaware a Certificate of Designation providing for the issuance of the series of stock designated in the foregoing resolution and that each of the officers of the Corporation is individually authorized, empowered and directed, in the name and on behalf of the Corporation, to take all such further actions and execute and deliver all such further documents and instruments as such officer may approve as necessary or desirable to carry out the intent and purpose of the foregoing resolutions, the taking of any action or the execution and delivery of any document or instrument by that officer to be conclusive evidence of that approval.

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